Exhibit 10.8
REAL ESTATE CONTRACT
(SHORT FORM)
THE IOWA STATE BAR ASSOCIATION
Official Form No. 143
Recorder’s Cover Sheet
Preparer Information: (name, address and phone number)
     Marten A. “Mat” Trotzig, 104 Cent. Ave. NE, PO Box 336, LeMars, IA 51031, Phone: (712) 546-8873
Taxpayer Information: (name and complete address)
     Ms. Nancy L. Johnson, 205 1st Ave. NE, LeMars, Iowa 51031
Return Document To: (name and complete address)
     Marten A. “Mat” Trotzig, 104 Cent. Ave. NE, PO Box 336, LeMars, IA 51031, Phone: (712) 546-8873

Grantors:	Grantees:
Nancy L. Johnson	NORTHWEST IOWA RENEWABLE ENERGY
Michael J. Earnest/Vicki L. Earnest	BY: John E. Lucken, Chairman
Legal Description: See Page 2
          Document or instrument number of previously recorded documents:

Marten A. “Mat” Trotzig ISBA #8308
REAL ESTATE CONTRACT
(SHORT FORM)
     IT IS AGREED between Nancy L. Johnson, a single person; and Michael J. Earnest and Vicki L. Earnest, husband and wife (“Sellers”); and
Northwest Iowa Renewable Energy, L.L.C. (“Buyers”).
     Sellers agree to sell and Buyers agree to buy real estate in Plymouth County, Iowa, described as:
20 Acres, more or less as surveyed located in Part of the Southwest Quarter (SW 1/4) of the Northwest Quarter (NW 1/4) of Section Thirteen (13) and Part of the Southeast Quarter (SE 1/4) of the Northeast Quarter (NE 1/4) and the Northeast Quarter (NE 1/4) of the Southeast Quarter (SE 1/4) in Section Fourteen (14), ALL in Township Ninety-Two (92) North, Range Forty-Nine (49), West of the 5th P.M., and more specifically located directly West and parallel to the present Dakota and Iowa rail line, including the present sand pit and rough acreage.
The cost of the survey shall be paid solely by Buyer.
with any easements and appurtenant servient estates, but subject to the following:
a. any zoning and other ordinances;
b. any covenants of record;
c. any easements of record for public utilities, roads and highways; and
d. (consider: liens; mineral rights; other easements; interest of others.)

(the “Real Estate”), upon the following terms:
1. PRICE. The total purchase price for the Real Estate is Two Hundred Thousand and 0/100 more or less Dollars ($200,000.00) of which Five Thousand and 0/100 Dollars ($5,000.00) has been paid. Buyers shall pay the balance to Sellers at Law office of Bauerly, Trotzig & Bauerly, P.L.C. either in their Akron or LeMars, Iowa or as directed by Sellers, as follows:
$195,000.00 on or before July 1, 2007. The actual purchase price is determined by multiplying $10,000.00 per acre times the actual number of gross acres surveyed. Consequently, if only 19 acres are surveyed the total purchase price will be $190,000.00 and $185,000.00 will be due at time of closing.

2. INTEREST. Buyers shall pay interest from July 1, 2007 on the unpaid balance, at the rate of 7 percent per annum, payable upon demand. Buyers shall also pay interest at the rate of percent per annum on all delinquent amounts and any sum reasonably advanced by Sellers to protect their interest in this contract, computed from the date of the delinquency or advance.
3. REAL ESTATE TAXES. Sellers shall pay Pro rated real estate taxes solely on the property being surveyed through date of possession any unpaid real estate taxes payable in prior years. Buyers shall pay all subsequent real estate taxes. Any proration of real estate taxes on the Real Estate shall be based upon such taxes for the year currently payable unless the parties state otherwise.
4. SPECIAL ASSESSMENTS. Sellers shall pay all special assessments which are a lien on the Real Estate as of the date of this contract or date of possession. All other special assessments shall be paid by Buyers.
5. POSSESSION CLOSING. Sellers shall give Buyers possession of the Real Estate on date of closing, provided Buyers are not in default under this contract. Closing shall be on or before July 1, 2007.
6. INSURANCE. Sellers shall maintain existing insurance upon the Real Estate until the date of possession. Buyers shall accept insurance proceeds instead of Sellers replacing or repairing damaged improvements. After possession and until full payment of the purchase price, Buyers shall keep the improvements on the Real Estate insured against loss by fire, tornado, and extended coverage for a sum not less than 80 percent of full insurable value payable to the Sellers and Buyers as their interests may appear. Buyers shall provide Sellers with evidence of such insurance.
7. ABSTRACT AND TITLE. Sellers, at their expense, shall promptly obtain an abstract of title to the Real Estate continued through the date of this contract _______ and deliver it to Buyers for examination. It shall show merchantable title in Sellers in or conformity with this contract, Iowa law and the Title Standards of the Iowa State Bar Association. The abstract shall become the property of the Buyers when the purchase price is paid in full, however, Buyers reserve the right to occasionally use the abstract prior to full payment of the purchase price. Sellers shall pay the costs of any additional abstracting and title work due to any act or omission of Sellers, including transfers by or the death of Sellers or their assignees.
8. FIXTURES. All property that integrally belongs to or is part of the Real Estate, whether attached or detached, such as light fixtures, shades, rods, blinds, awnings, windows, storm doors, screens, plumbing fixtures, water heaters, water softeners, automatic heating equipment, air conditioning equipment, wall to wall carpeting, built-in items and electrical service cable, outside television towers and antenna, fencing, gates and landscaping shall be considered a part of Real Estate and included in the sale except: (consider: rental items.)

9. CARE OF PROPERTY. Buyers shall take good care of the property; shall keep the buildings and other improvements now or later placed on the Real Estate in good and reasonable repair and shall not injure, destroy or remove the property during the term of this contract. Buyers shall not make any material alteration to the Real Estate without the written consent of the Sellers.
10. DEED. Upon payment of purchase price, Sellers shall convey the Real Estate to Buyers or their assignees, by Warranty deed, free and clear of all liens, restrictions, and encumbrances except as provided herein. Any general warranties of title shall extend only to the date of this contract, with special warranties as to acts of Sellers continuing up to time of delivery of the deed.
11. REMEDIES OF THE PARTIES. a. If Buyers (a) fail to make the payments aforesaid, or any part thereof, as same become due; or (b) fail to pay the taxes or special assessments or charges, or any part thereof, levied upon said property, or assessed against it, by any taxing body before any of such items become delinquent; or (c) fail to keep the property insured; or (d) fail to keep it in reasonable repair as herein required; or (e) fail to perform any of the agreements as herein made or required; then Sellers, in addition to any and all other legal and equitable remedies which they may have, at their option, may proceed to forfeit and cancel this contract as provided by law (Chapter 656 Code of Iowa). Upon completion of such forfeiture Buyers shall have no right of reclamation or compensation for money paid, or improvements made; but such payments and/or improvements if any shall be retained and kept by Sellers as compensation for the use of said property, and/or as liquidated damages for breach of this contract; and

upon completion of such forfeiture, if the Buyers, or any other person or persons shall be in possession of said real estate or any part thereof, such party or parties in possession shall at once peacefully remove therefrom, or failing to do so may be treated as tenants holding over, unlawfully after the expiration of lease, and may accordingly be ousted and removed as such as provided by law.
     b. If Buyers fail to timely perform this contract, Sellers, at their option, may elect to declare the entire balance immediately due and payable after such notice, if any, as may be required by Chapter 654, The Code. Thereafter this contract may be foreclosed in equity and the court may appoint a receiver to take immediate possession of the property and of the revenues and income accruing therefrom and to rent or cultivate the same as the receiver may deem best for the interest of all parties concerned, and such receiver shall be liable to account to Buyers only for the net profits, after application of rents, issues and profits from the costs and expenses of the receivership and foreclosure and upon the contract obligation.
It is agreed that if this contract covers less than ten (10) acres of land, and in the event of the foreclosure of this contract and sale of the property by sheriff’s sale in such foreclosure proceedings, the time of one year for redemption from said sale provided by the statutes of the State of Iowa shall be reduced to six (6) months provided the Sellers, in such action file an election to waive any deficiency judgment against Buyers which may arise out of the foreclosure proceedings; all to be consistent with the provisions of Chapter 628 of the Iowa Code. If the redemption period is so reduced, for the first three (3) months after sale such right of redemption shall be exclusive to the Buyers, and the time periods in Sections 628.5, 628.15 and 628.16 of the Iowa Code shall be reduced to four (4) months.
It is further agreed that the period of redemption after a foreclosure of this contract shall be reduced to sixty (60) days if all of the three following contingencies develop: (1) The real estate is less than ten (10) acres in size; (2) the Court finds affirmatively that the said real estate has been abandoned by the owners and those persons personally liable under this contract at the time of such foreclosure; and (3) Sellers in such action file an election to waive any deficiency judgment against Buyers or their successor in interest in such action. If the redemption period is so reduced, Buyers or their successors in interest or the owner shall have the exclusive right to redeem for the first thirty (30) days after such sale, and the time provided for redemption by creditors as provided in Sections 628.5, 628.15 and 628.16 of the Iowa Code shall be reduced to forty (40) days. Entry of appearance by pleading or docket entry by or on behalf of Buyers shall be presumption that the property is not abandoned. Any such redemption period shall be consistent with all of the provisions of Chapter 628 of the Iowa Code. This paragraph shall not be construed to limit or otherwise affect any other redemption provisions contained in Chapter 628 of the Iowa Code. Upon completion of such forfeiture Buyers shall have no right of reclamation or compensation for money paid, or improvements made; but such payments and for improvements if any shall be retained and kept by Sellers as compensation for the use of said property, and/or as liquidated damages for breach of this contract; and upon completion of such forfeiture, if Buyers, or any other person or persons shall be in possession of said real estate or any part thereof, such party or parties in possession shall at once peacefully remove therefrom, or failing to do so may be treated as tenants holding over, unlawfully after the expiration of a lease, and may accordingly be ousted and removed as such as provided by law.
     c. If Sellers fail to timely perform their obligations under this contract, Buyers shall have the right to terminate this contract and have all payments made returned to them.
     d. Buyers and Sellers are also entitled to utilize any and all other remedies or actions at law or in equity available to them.
     e. In any action or proceeding relating to this contract the successful party shall be entitled to receive reasonable attorney’s fees and costs as permitted by law.
12. JOINT TENANCY IN PROCEEDS AND IN REAL ESTATE. If Sellers, immediately preceding this contract, hold title to the Real Estate in joint tenancy with full right of survivorship, and the joint tenancy is not later destroyed by operation of law or by acts of Sellers, then the proceeds of this sale, and any continuing or recaptured rights of Sellers in the Real Estate, shall belong to Sellers as joint tenants with full right of survivorship and not as tenants in common; and Buyers, in the event of the death of either Seller, agree to pay any balance of the price due Sellers under this contract to the surviving Seller and to accept a deed from the surviving Seller consistent with paragraph 10.

13. JOINDER BY SELLER’S SPOUSE. Seller’s spouse, if not a titleholder immediately preceding acceptance of this offer, executes this contract only for the purpose of relinquishing all rights of dower, homestead and distributive shares or in compliance with Section 561.13 of the Iowa Code and agrees to execute the deed for this purpose.
14. TIME IS OF THE ESSENCE. Time is of the essence in this contract.
15. PERSONAL PROPERTY. If this contract includes the sale of any personal property, Buyers grant the Sellers a security interest in the personal property and Buyers shall execute the necessary financing statements and deliver them to Sellers.
16. CONSTRUCTION. Words and phrases in this contract shall be construed as in the singular or plural number, and as masculine, feminine or neuter gender, according to the context.
17. RELEASE OF RIGHTS. Each of the Buyers hereby relinquishes all rights of dower, homestead and distributive share in and to the property and waives all rights of exemption as to any of the property.
I UNDERSTAND THAT HOMESTEAD PROPERTY IS IN MANY CASES PROTECTED FROM THE CLAIMS OF CREDITORS AND EXEMPT FROM JUDICIAL SALE; AND THAT BY SIGNING THIS CONTRACT, I VOLUNTARILY GIVE UP MY RIGHT TO THIS PROTECTION FOR THIS PROPERTY WITH RESPECT TO CLAIMS BASED UPON THIS CONTRACT.

Dated:	,

BUYERS

Dated:	,

BUYERS
18. ADDITIONAL PROVISIONS.
Sellers have the option to take the balance of the purchase price either in cash, or in equivalent units of Northwest Iowa Renewable Energy, L.L.C., or a combination thereof.
Seller shall be responsible for the cost of preparing a new Abstract of Title once the Survey has been complete. Buyer will be responsible for any attorney fees for the examination of the Abstract of Title. Sellers shall be responsible for typical closing expenses such as deed and document preparation, transfer tax, and any expense to clear title to the real estate as surveyed.
The survey shall also include a forty foot (40’) wide Access Easement that will be reserved by Sellers to give them access to that portion of their real estate that is not being sold by Buyer. The deed from Sellers to Buyer shall specifically make reservation of this Access Easement, which shall be a permanent ingress/egress easement for their benefit and the benefit of their heirs, successors, and assigns. The location of the Access Easement shall be subsequently agreed upon by both Sellers and Buyer such that the Access Easement does not interfere with the intended use by Buyer of the above-described property. Buyer shall also be entitled to use of Access Easement with the further understanding that Buyer is responsible for maintenance of the Access Easement.
Dated: November 14, 2006.

/s/ Nancy L. Johnson

Nancy L. Johnson

/s/ Michael J. Earnest /s/ Vicki L. Earnest	/s/ John E. Lucken

Michael J. Earnest/Vicki L. Earnest SELLERS	BY: John E. Lucken, Chairman BUYERS
STATE OF IOWA, COUNTY OF PLYMOUTH This instrument was acknowledged before me on December ~~November~~ 11th, 2006 by Nancy L. Johnson, a single person.

/s/ RaNae A. Homan

RaNae A. Homan, Notary Public

RANAE A. HOMAN
[Seal] COMMISSION NO. 177676
MY COMMISSION EXPIRES
1-25-2010
STATE OF IOWA, COUNTY OF                                                               On this 14th day of November, 2006, before me, the undersigned, a Notary Public in and for said State, personally appeared Michael J. Earnest and Vicki L. Earnest, Husband and wife, to me known to be the person named in and who executed the foregoing instrument, and acknowledged that (he) (she) executed the same as (his) (her) voluntary act and deed.

/s/ Sara C. Frerichs

Sara C. Frerichs, Notary Public

SARA C FRERICHS
[Seal] COMMISSION NO. 177556
MY COMMISSION EXPIRES
01/20/07
STATE OF IOWA, COUNTY OF PLYMOUTH, ss:
     On this 14th day of December, 2006, before me, a Notary Public in and for said State, personally appeared John E. Lucken, to me known, who being by me duly sworn did say that that person is Chairman of said limited liability company, that no seal has been procured by the said limited liability company and that said instrument was signed on behalf of the said limited liability company by authority of its managers and the said John E. Lucken acknowledged the execution of said instrument to be the voluntary act and deed of said limited liability company by it voluntarily executed.

/s/ Lori L. Martin

Lori L. Martin, Notary Public

LORI L. MARTIN
[Seal]
COMMISSION NO. [Illegible]
MY COMMISSION EXPIRES
9-14-07